Exhibit 1.08

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games and Mgame Agree to Negotiate to Resolve Differences Over Yulgang

Beijing, October 29, 2007 — CDC Games, a business unit of CDC Corporation and pioneer of the “free-to-play, pay for merchandise” model for online games in China, today announced that it’s CEO, Peter Yip, met with Magmes’ CEO, Mr. Yi-Hyung Kweon, in Seoul, Korea today to discuss their differences over the operation of the online game, Yulgang, by CDC Games in China. The parties agreed to work together to find a mutually satisfactory result and signed an agreement to agree to negotiate in good faith over the next several weeks to resolve all differences between the parties and reach an amicable solution.

“We are happy that the parties have agreed to negotiate and we are confident that we can reach a win-win solution for all in the near future,” said Xiaowei Chen, Ph.D., president of CDC Games. “In the interim, we will continue to strongly support the game in China and the game has shown a robust recovery with average daily revenues over the past week-end exceeding 163 percent of the average daily revenues for the previous three months”.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with more than 100 million registered users. The company’s hit title Yulgang was among the first “free-to-play, pay-for-merchandise” online games in China and has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for three consecutive years, in 2005, 2006 and 2007. Currently, CDC Games offers six popular MMO online games in China that includes: Yulgang, Shaiya, Special Force, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. In August 2007, CDC Games formed a new subsidiary called CDC Games International (CGI) and CDC Games USA to launch new games internationally and to position CDC Games as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding future negotiations with Mgame, possibility of resolving the dispute with Mgame, the ability of continue to operate Yulgang in the future and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the uncertainty of negotiations; (b) the ability of CDC Games and Mgame to come to a resolution satisfactory and beneficial to CDC Games; (c) the continued popularity of Yulgang; (d) adequate resources and technical support for Yulgang going forward. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.